UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      September 30, 2003

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street, Medford, Oregon Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report)      Not applicable

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The following Exhibits are filed as part of this Report.

Exhibit 99
Press Release

Item 12. Regulation FD Disclosure

On October 28, 2003, Lithia Motors, Inc. issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended September 30, 2003.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)
Date: October 29, 2003	By:	/s/ Jeffrey B. DeBoer
Jeffrey B. DeBoer Senior Vice President & CFO

LITHIA MOTORS THIRD QUARTER EPS GROWS 17%; EARNS RECORD 69 CENTS PER SHARE; ANNOUNCES SECOND QUARTERLY DIVIDEND OF $0.07 PER SHARE

MEDFORD, OREGON, October 28, 2003 (5:00 a.m. PT) - Lithia Motors, Inc. (NYSE: LAD) today announced that net earnings rose 20% to a record level of $12.9 million in the third quarter of 2003 compared to $10.7 million in the third quarter of 2002. Earnings per share rose 17% to $0.69 per share versus $0.59 in the same period last year. This exceeds First Call estimates of $0.59 by ten cents.

In addition, Lithia announced the payment of a dividend of $0.07 per share for the third quarter of 2003. Shareholders of record as of November 7, 2003 will receive the dividend that will be payable November 21, 2003.

Third Quarter Highlights (vs. Third Quarter 2002):
Operating Profits:	+19%	Gross Margin:	16.1%
Net Profits:	+20%	SG&A as a % of Sales:	12.0%
Earnings per Share:	+17%	Operating Margin (EBIT):	3.7%

Lithia Motors reported that total revenues for the third quarter increased 6% to a record level of $728.3 million in the third quarter of 2003 from $687.6 million in the third quarter of 2002. New vehicle sales increased 10%, used vehicle sales increased 1%, parts/service sales increased 13%, and finance/insurance sales increased 17%. Same store retail sales for the third quarter declined 0.6% as compared to a gain of 11.1% in the same period last year.

Lithia retailed 16,056 new vehicles and 11,732 used vehicles in the quarter. Finance and Insurance income per new and used retail unit increased $98 to $932 from $834 in the same period last year.

Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, "We are pleased to report solid results this quarter. We have seen steady improvements in our gross margin and increasing leverage on our SG&A expenses, as compared to the first and second quarters of the year. This resulted in a 40 basis point year-over-year improvement in operating margin to 3.7% for the third quarter. This is near Lithia's historical averages for the third quarter. The margin improvements were most notable in the used vehicle business, in fact, used vehicle margins have improved throughout the year. The new vehicle side of the business continues to demonstrate strong results. Last year in the third quarter, new vehicle same store sales were up 23%. We were able to add an additional 1.5% of new vehicle same store sales growth, on top of the large increase last year. Year to date new vehicle same store sales are up 6.9% for Lithia. This exceeds the national new vehicle sales levels that were down approximately 1.6% for the same period. Our operational focus continues to allow us to exceed industry sales levels even though we operate in some of the country's most challenging economic environments."

Jeffrey B. DeBoer, Senior Vice President and CFO, added, "The acquisition pipeline remains strong. Lithia's balance sheet is financially sound with a long-term debt to total capitalization ratio of 29%. Inventories in both new and used vehicles are at low levels. New vehicle inventories at the end of the quarter were approximately 19 days below our year-end 2002 days supply levels and at average levels for this time of the year. Used vehicle inventories are currently at the lowest levels seen by Lithia since it has been a public company. We are well positioned going into the winter selling season."

"Finally, our annual guidance for 2003 has been increased to $1.82 - $1.85 per share. For the full-year 2004 we are providing guidance of $1.90 to $2.00, which includes a steady pace of acquisitions" concluded Jeffrey B. DeBoer.

Lithia Motors will be providing more detailed information on the results for the third quarter 2003 in its conference call scheduled for 7 a.m. PT, 10 a.m. ET today. The live conference call can be accessed by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Conference Call icon.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 24 brands of new vehicles and operates 78 stores and 145 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 91,478 new and used vehicles and had $2.38 billion in total revenue in 2002.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include margin improvements and SG&A expense leverage, revenue growth rates, market conditions and the inventory position going into the fourth quarter of the year.

Additional Information

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at (541) 776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com - go to About Lithia - Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited)
(Unaudited)	Three Months Ended September 30,
	2003	2002	Increase (Decrease)	% Increase (Decrease)
New Vehicle Sales	$429,434	$390,229	$39,205	10.0%
Used Vehicle Sales	200,899	199,443	1,456	0.7
Service, Body & Parts Sales	71,155	62,964	8,191	13.0
Finance & Insurance	25,908	22,107	3,801	17.2
Fleet & Other Revenues	888	12,902	(12,014)	(93.1)

Total Revenues	728,284	687,645	40,639	5.9
Cost of Sales	611,280	583,039	28,241	4.8
Gross Profit	117,004	104,606	12,398	11.9
SG&A Expense	87,730	80,209	7,521	9.4
Depreciation/Amortization	2,681	2,044	637	31.2
Income from Operations	26,593	22,353	4,240	19.0
Flooring Interest Expense	(3,413)	(2,943)	(470)	16.0
Other Interest Expense	(1,510)	(1,581)	71	(4.5)
Other Income (Expense), net	(272)	(252)	(20)	7.9

Pre-Tax Profit	21,398	17,577	3,821	21.7
Income Tax	8,517	6,848	1,669	24.4
Income Tax Rate	39.8%	39.0%
Net Profit	$12,881	$10,729	$2,152	20.1%

Shares Outstanding	18,708	18,269	439	2.4%
Diluted EPS	$0.69	$0.59	$0.10	16.9%

Unit Sales:

New	16,056	14,972	1,084	7.2%
Used - Retail	11,732	11,538	194	1.7
Used - Wholesale	7,207	6,923	284	4.1
Total Units Sold	34,995	33,433	1,562	4.7
Finance/Insurance per retail unit	$932	$834	98	11.8

Average Selling Price:

New	$26,746	$26,064	$682	2.6%
Used - Retail	14,358	14,472	(114)	(0.8)
Used - Wholesale	4,503	4,690	(187)	(4.0)

Key Financial Data:

Gross Profit Margin	16.1%	15.2%
SG&A as a % of Sales	12.0%	11.7%
Operating Margin	3.7%	3.3%
Pre-Tax Margin	2.9%	2.6%
Total Retail Same-Store Sales	(0.6)%	11.1%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)
(Unaudited)	Nine Months Ended September 30,
	2003	2002	Increase (Decrease)	% Increase (Decrease)
New Vehicle Sales	$1,134,504	$958,651	$175,853	18.3%
Used Vehicle Sales	574,205	568,415	5,790	1.0
Service, Body & Parts Sales	195,267	169,997	25,270	14.9
Finance & Insurance	70,486	60,186	10,300	17.1
Fleet & Other Revenues	4,833	39,112	(34,279)	(87.6)

Total Revenues	1,979,295	1,796,361	182,934	10.2
Cost of Sales	1,663,896	1,515,226	148,670	9.8
Gross Profit	315,399	281,135	34,264	12.2
SG&A Expense	249,342	221,485	27,857	12.6
Depreciation/Amortization	7,406	5,607	1,799	32.1

Income from Operations	58,651	54,043	4,608	8.5
Flooring Interest Expense	(10,954)	(8,162)	(2,792)	34.2
Other Interest Expense	(4,506)	(4,637)	131	(2.8)
Other Income (Expense), net	(724)	(334)	(390)	116.8

Pre-Tax Profit	42,467	40,910	1,557	3.8
Income Tax	16,902	15,855	1,047	6.6
Income Tax Rate	39.8%	38.8%
Net Profit	$25,565	$25,055	$510	2.0%
Shares Outstanding	18,430	17,381	1,049	6.0%
Diluted EPS	$1.39	$1.44	$(0.05)	(3.5)%

Unit Sales:

New	43,108	37,249	5,859	15.7%
Used - Retail	32,811	32,482	329	1.0
Used - Wholesale	20,547	19,180	1,367	7.1
Total Units Sold	96,466	88,911	7,555	8.5
Finance/Insurance per retail unit	$928	$863	$65	7.5

Average Selling Price:

New	$26,318	$25,736	$582	2.3%
Used - Retail	14,503	14,521	(18)	(0.1)
Used - Wholesale	4,786	5,044	(258)	(5.1)

Key Financial Data:

Gross Profit Margin	15.9%	15.7%
SG&A as a % of Sales	12.6%	12.3%
Operating Margin	3.0%	3.0%
Pre-Tax Margin	2.1%	2.3%
Total Retail Same-Store Sales	1.6%	4.3%

LITHIA MOTORS, INC.
Balance Sheet Highlights (Dollars in Thousands)
Unaudited	September 30, 2003	December 31, 2002

Cash & Cash Equivalents	$50,231	$15,932
Trade Receivables*	85,540	82,173
Inventory	448,019	445,908
Other Current Assets	12,984	11,765

Total Current Assets	596,774	555,778

Real Estate, net	141,358	118,696
Equipment & Leases, net	64,659	58,215
Goodwill, net	206,442	185,212
Other Assets	30,403	24,148

Total Assets	$1,039,636	$942,049

Floorplan Notes Payable	$376,337	$364,635
Other Current Liabilities	87,329	64,835

Total Current Liabilities	463,666	429,470

Used Vehicle Flooring	58,149	63,000
Real Estate Debt	79,706	73,798
Other Long-Term Debt	59,704	30,914
Other Liabilities	30,203	24,874

Total Liabilities	$691,428	$622,056

Shareholders Equity	348,208	319,993

Total Liabilities & Shareholders' Equity	$1,039,636	$942,049

*Note: Includes contracts-in-transit of $42,632 and $41,493 for 2003 and 2002.

Other Balance Sheet Data (Dollars in Thousands)
Current Ratio	1.3x	1.3x
LT Debt/Total Cap. (Excludes Used - Vehicle Flooring)	29%	25%
Working Capital	$133,108	$126,308